Exhibit 10.25


                                   1995 - 1998

                                    AGREEMENT
                                     between
                               MORGAN DISTRIBUTION
                                       and
                          TEAMSTERS LOCAL UNION NO. 486
                               affiliated with the
                     INTERNATIONAL BROTHERHOOD OF TEAMSTERS





                    November 4, 1995 through November 6, 1998





                              MORGAN PRODUCTS LTD.
                               MORGAN DISTRIBUTION
                               Birch Run, Michigan




                                TABLE OF CONTENTS

                                                           PAGE

INTRODUCTION

ARTICLE

     1    Recognition                                        1
     2    Transfer of Company Title or Interest              2
     3    Subcontracting                                     3
     4    Extra Contract Agreements                          3
     5    Seniority                                          3
     6    Discharge-Discipline-Discrimination                6
     7    Arbitration and Grievance Procedure                7
     8    Stewards                                           9
     9    Absence                                           10
     10   Limitations of Authority and Liability            10
     11   Protection of Rights                              11
     12   Maintenance of Standards                          11
     13   Inspection Privileges                             12
     14   Posting - Bulletin Boards                         12
     15   Health and Welfare and Pension                    12
     16   Paid for Time                                     15
     17   Pay Period                                        15
     18   Strikes and Lockouts                              15
     19   Loss or Damage                                    16
     20   Uniforms                                          16
     21   Equipment, Accidents & Reports, Dangerous
          Work                                              17
     22   Worker's Compensation                             18
     23   Military Service                                  19
     24   Separability and Savings Clause                   19
     25   Separation of Employment                          19
     26   Sanitary Conditions                               19
     27   Examinations and Identification Fees              20
     28   Meal Period                                       20
     29   Wage Rates                                        21
     30   Hours                                             22
     31   Call-In Pay                                       22
     32   Daily and Weekly Overtime                         22
     33   Saturday and Sunday Overtime                      24
     34   Vacations                                         24
     35   Holidays                                          26
     36   General Provisions                                26
     37   Funeral Leave                                     29
     38   Breaks                                            30
     39   Management Rights                                 30
     40   Non-Discrimination                                30
     41   Whole Agreement Clause                            30
     42   Jury Duty Pay                                     31
     43   Termination of Agreement                          31


ARTICLE

     Signature Page                                         32
     Schedule "A                                            33
     Schedule "B"                                           37
     Schedule "C"                                           38
     Exhibit "D"                                            39
     Appendix "E" Rules & Regulations                       40
     Exhibit "F"                                            43




                             I N T R 0 D U C T I 0 N

     THIS AGREEMENT, made and entered into, by and between MORGAN DISTRIBUTION (MORGAN PRODUCTS LTD.) located at Birch Run, Michigan, party of the first part, and hereinafter termed the Employer, and TEAMSTERS LOCAL UNION NO. 486, affiliated with the International Brotherhood of Teamsters, Saginaw, Michigan, party of the second part hereinafter called the Union.

WHEREAS: Both parties are desirous of preventing strikes and lockouts and other cessations of work and employment; and of maintaining a uniform wage scale, working conditions and hours of employees of the Employer; and of facilitating peaceful adjustment of all grievances which may arise from time to time between the Employer and his employees; and of promoting and improving peaceful industrial and economic relations between the parties;

WITNESSETH:

                                    ARTICLE I

                        RECOGNITION: UNION SHOP AND DUES

Section 1. RECOGNITION: (a) The Employer recognizes and acknowledges that the Union is the exclusive representative in collective bargaining with the Employer of those classifications of employees covered by the Agreement.

(b) The Employer agrees to respect the jurisdictional rules of the Union and shall not direct or require their employees or persons other than the employees in the bargaining units here involved to perform work which is recognized as the work of the employees in said units.

Section 2. UNION SHOP: All present employees who are members of the Local Union on the effective date of this section shall remain members of the Local Union in good standing as a condition of continued employment. All present employees who are not members of the Local Union, and all employees who are hired hereafter shall on and after the thirty-first (31st) day following the beginning of their employment or on and after the thirty-first (31st) day following the effective or execution date of this section, whichever is the later, shall become and remain members in good standing of the Local Union as a condition of employment.

Section 3. CHECK-OFF: The Employer agrees to deduct from the pay of all employees covered by-this Agreement the dues, initiation fees and/or uniform assessments of the Local Union and agrees to remit to said Local Union all such deductions prior to the end of the month for which the deduction is made. Where laws require written authorization by the employee, the same is to be furnished in the form required.

The Local Union shall certify to the Employer in writing each month a list of its members working for the Employer who have furnished to the Employer the required authorization, together with an itemized statement of dues, initiation fees, (full or installment), or uniform assessments owed and to be deducted for such month from the pay of such member, and the Employer shall deduct such amount from the first (1st) pay check following receipt of statement of certification of the member and remit to the Local Union in one (1) lump sum. The Employer shall add to the list submitted by the Local Union the names of all regular new employees hired since the last list was submitted and delete the names of employees who are no longer employed.

Where an employee who is on check-off is not on the payroll during the week in which the deduction is to be made or has no earnings or insufficient earnings during that week or is on leave of absence, the employee must make arrangements with the Local Union to pay such dues in advance.

The Employer will recognize authorization for deductions from wages, if in compliance with state law, to be transmitted to the Local Union or to such other organizations as the Union may request if mutually agreed to. No such authorization shall be recognized if in violation of state or federal law. No deduction shall be made which is prohibited by applicable law. Except where the Employer has made a clerical error in the deduction of dues, which shall be promptly adjusted by the Employer, any question as to the correctness of the amount deducted shall be settled between the employee and the Union, and the Union shall indemnify and save harmless the Employer in demands that shall arise from the proper administration of the above provisions.

                                    ARTICLE 2

TRANSFER OF COMPANY TITLE OR INTEREST

This Agreement shall be binding upon the parties hereto, their successors, administrators, executors and assigns. in the event an entire operation or any part thereof is sold, leased, transferred or taken over by sale, transfer, lease, assignment, receivership or bankruptcy proceeding, such operation shall continue to be subject to the terms and conditions of this Agreement for the life thereof. It is understood by this section that the parties hereto shall not use any leasing device to a third (3rd) party to evade this contract. The Employer shall give notice of the existence of this Agreement to any purchaser, transferee, lessee, assignee, etc. of the operation covered by the Agreement or any part thereof. Such notice shall be in writing with a copy to the Union not later than the time the seller, transferee, or lessor executes a contract or transaction as herein described. The Local Union shall also be advised of the nature of the transaction, not including financial details.

                                    ARTICLE 3

                                 SUBCONTRACTING

For the purpose of preserving work and job opportunities for the employees covered by this Agreement, the Employer agrees that no work or services presently performed or hereafter assigned to the collective bargaining unit will be subcontracted, leased or conveyed in whole or in part to any other plant, person, or non-union employees. (Intra-plant work to be excluded from this Article.) The Employer may subcontract work when all of his regular employees are working or when there is no equipment and/or qualified regular employees to handle the work provided that this right shall not be used as a subterfuge to violate the provisions of this Agreement. Alleged violations of this provision shall be submitted to the grievance procedure.

                                    ARTICLE 4

                            EXTRA CONTRACT AGREEMENTS

The Employer agrees not to enter into any Agreement with another labor organization during the life of this Agreement with respect to the employees covered by this Agreement; or any agreement or contract with said employees, individually or collectively, which in any way conflicts with the terms or provisions of this Agreement, or which in any way affects wages, hours or working conditions of said employees, or any individual employee, or which in any way may be considered a proper subject for collective bargaining. Any such agreement shall be null and void.

                                    ARTICLE 5

                                    SENIORITY

Section 1. ADDITIONAL HELP: When the Employer needs additional help, it shall give the Union equal opportunity with all other sources to provide suitable applicants, but the Employer shall not be required to hire those referred by the Union.

Section 2. NEW EMPLOYEES: An employee hereafter employed shall be considered a probationary employee for sixty (60) calendar days from his last date of hire. During the probationary period an employee may be discharged without further recourse; provided however, that the employer may not discharge or discipline for the purpose of evading this Agreement or discrimination against Union members. After sixty (60) calendar days, the employee shall be placed on the regular seniority list.

Section 3. SENIORITY LIST: The Employer shall post a list of the employees arranged in order of their seniority. This list shall be posted in a conspicuous place at the place of employment.

Section 4. LAY-OFF - RECALL: Layoffs up to and including five (5) consecutive working days are considered temporary and will be made by inverse order of seniority within each department and shift provided the remaining employees have the ability to perform the available work. For purposes of this section, departments are as follows: (1) Window Shop (2) Steel Door Shop, (3) Wood Door Shop, (4) Truck Drivers, and (5) Warehouse.

Section 4 (a). Layoffs in excess of five (5) consecutive working days will be made by inverse order of plant-wide seniority.

(b)  Employees will be recalled to work in order of seniority except as follows:

Deviations from recall by seniority can be made by the Company only where a laid off employee's qualifications are needed on available work and no employee on lay-off with more seniority has the necessary qualifications.

(c) Employees may be recalled from lay-off by telephone if mutually agreed to between the Company and the Union. If an employee is not recalled by telephone, a certified letter will be sent to the last known address furnished the Company by said employee. Employee must respond to the company's notice within three (3) working days from date of mailing unless they are unable to for reasons beyond their control, it being understood that the laid off employees shall keep themselves available for recall by the Company.

(1) Employee must report for work within ten (10) calendar days of mailing unless otherwise mutually agreed to or beyond the control of the employee.

(2) In the event the employee fails to comply with the above listed steps, the employee shall lose all seniority rights under this Agreement.

(3) The Company has the right to utilize the next senior laid off employee during the time period between notifying (phone or mailing) the senior laid-off employee of recall and their actual reporting date.

     (4) The employee shall be required to furnish the Employer with a current phone number (if employee has a phone and a current address).

Section 5. It is recognized that for all the purposes of this Agreement the Company shall exercise its judgement of the qualifications of an employee. In determining the qualifications of employees, the Company shall exercise judgement as to differences in qualifications based on the employee's abilities, their demonstrated skills in their work as well as their training and experience, including evidence of training and experience gained outside the Company, and their personal fitness and reliability. In exercising this judgement, the Company will act fairly and not in an arbitrary and unreasonable manner.

(a) Any controversy regarding the foregoing shall be submitted to the grievance procedure, Article 7.

Section 6.     LOSS OF SENIORITY:   An employee's seniority and his employment
with the Employer shall terminate on the occurrence of any of the following:

(a)  Voluntary quit.
(b)  Discharge for cause upheld through the grievance procedure.
(c) Failure to return to work at the termination of an approved leave of absence or an approved extension thereof.
(d) Lay-off or illness - length of seniority or thirty-six (36)months, whichever is less.
(e) Absence from work for three (3) consecutive scheduled working days without notification to the Employer shall be considered to be a voluntary quit unless for just cause.
(f)  Failure to return to work from lay-off as referred to in Article 5.
(g)  Normal retirement.

Section 7. NON-UNIT WORK: An employee who has been transferred to another position within the Company that is outside the bargaining unit may be returned by the Company to the bargaining unit in accordance with his seniority level at the time he left the unit provided he is returned within nine (9) months from the date he left. If he is not returned within nine (9) months, such employee shall lose all seniority rights within the bargaining unit.

Section 8. SENIORITY: For purposes of this Agreement, employees who have the same plant or departmental seniority date will have relative seniority determined by the application of alphabetical sequence with last names beginning with the letter "A" deemed to be the most senior. In the event of identical last names, the employee's first (1st) name will be determinant using the alphabetical sequence in descending letters.

                                    ARTICLE 6

                     DISCHARGE - DISCIPLINE - DISCRIMINATION

Section 1. DISCHARGE: The Employer shall not discharge nor suspend any employee without just cause.

The Employer shall take steps to correct an employee by giving warning notices in writing of complaints against employees with a copy to the union, except No warning notices need be given in cases of drunkenness, dishonesty, recklessness resulting in serious accident, the use of narcotics without a prescription, unprovoked assault and other incidences of gross misconduct.

Warning notices shall be null and void and shall be removed from the employees file after a period of twelve (12) months.

Discharge must be by proper written notice to the employee and the Union. Such notice is to be provided to the employee within ten (10) working days of the date the Company had sufficient knowledge to make a decision with respect to such discharge. In the event any employee believes he had been unjustly discharged or suspended, he shall contest such action through the provisions of
Article 7, Arbitration and Grievance Procedure starting at step 3, provided that such grievance is presented within ten (10) working days of the date of the discharge.

Section 2.  PLANT RULES:   If plant rules and regulations with respect to
disciplinary action are drafted and approved by both the Union and Employer, such approved plant rules and regulations shall prevail in the application and interpretation of this Article.

(a) In the event an employee received a disciplinary suspension, the time off will be given as close to the date of the infraction as practical.

Section 3. UNION ACTIVITIES: Any employee member of the Union acting in any official capacity whatsoever shall not be discriminated against for his acts as such officer of the Union so long as such acts do not interfere with the conduct of the Employer's business, nor shall there be any discrimination against any employee because of Union membership or activities.

Section 4. OBLIGATION IN BUSINESS: The Employer shall not require, as a condition of continued employment, that an employee purchase truck tractor and/or tractor and trailer or other vehicular equipment or that any employee purchase or assume any proprietary interest or other obligation in the business.

                                    ARTICLE 7

                       ARBITRATION AND GRIEVANCE PROCEDURE

Section 1.     It is mutually agreed that all grievances, disputes or complaints
arising under and during the terms of this Agreement shall be    settled in
accordance with the procedure herein provided and that there shall at no time be any strikes, tie-ups of equipment, slow-downs, walk-outs or any other cessation of work through the use of any method of lockout or legal proceedings, except as specifically agreed to in other superseding sections of this Contract.

Every effort shall be made to adjust controversies and disagreements in an amicable manner between the Employer and the Union. In the event that any grievance cannot be settled in this manner the question may be submitted by either party for arbitration as hereinafter provided.

Section 2. (a) Should any grievance, dispute or complaint arise over the interpretation or application of the contents of this Agreement, there shall be an earnest effort on the part of the parties to settle such promptly through the following steps:

Step 1.   The employee will discuss his grievance with his immediate supervisor within ten (10) working days from the time the employee involved first (1st) knew or should have known of the facts giving rise to the grievance. Where a Shop Steward has been appointed, he may be present in this discussion. The employee's supervisor shall give his answer in writing within five (5) working days from the date of the meeting.

Step 1A. Before proceeding to Step 2 below, it shall be the responsibility of the aggrieved to reduce any grievance to writing on the regular grievance form provided by the Local Union.

Step 2.   By conference between the shop steward and business agent of the Union and superintendent or their personnel manager within ten (10) work days.

Step 3.   By conference between an official or officials of the union and the manager, or representative of the company delegated by the manager, or both, within ten (10) work days.

Step 4.   In the event the last step fails to settle the complaint, it shall be referred to arbitration upon the request of either party.  The Executive Board
of the Local Union shall have the right to determine   whether or not the
grievance is qualified   to be submitted for arbitration by the union. Request
must be made within ten (10) working days following the decision of Local 486 Executive Board as to whether or not the grievance will be arbitrated.

(b) The procedures set forth herein may be invoked only by the authorized Union representative or the Employer, and the time limits may be extended by mutual agreement.

Section 3. The notice of submission to arbitration must be in writing and state the issue to be submitted to the arbitrator.

(a) Either party may request the Federal Mediation and Conciliation Service to supply a panel of seven (7) arbitrators. The parties will thereafter meet or otherwise confer to select the arbitrator. The Union and the Company shall each have the right to strike three (3) names, and the last remaining named person shall be the arbitrator.

(b) The arbitrator shall have no authority to modify, amend, revise, add to or subtract from any of the terms of this Agreement and shall be strictly limited to the interpretation or application of the express provisions of this Agreement.

(c) Where discharge issues are involved, the arbitrator shall render his award within thirty (30) days from the date of the hearing. Any deviation from this requirement must be by mutual agreement of the parties.

(d) The decision and award of the arbitrator shall be in writing and shall be final and binding upon the parties to the Agreement subject to any remedies at law.

(e) The fees and expenses of the arbitrator shall be borne and divided equally between the Company and the Union. Any expenses connected with the calling of any witness shall be borne by the party calling such witness.

Section 4. Grievances must be taken up promptly and no grievance will be considered or discussed which is presented later than ten (10) days working day period as set forth in Section 2, Step 1 above.

                                    ARTICLE 8

                                    STEWARDS

The Employer recognizes the right of the union to designate job steward and alternates from the Employer's seniority list. The authority of job steward and alternates so designated by the Union shall be limited to, and shall not exceed, the following duties and activities.

(1) The investigation and presentation of grievances with his Employer or the designated Company representative in accordance with the provisions of the collective bargaining Agreement;

(2)  The collection of dues when authorized by appropriate Union action;

(3) The transmission of such messages and information, which shall originate with and are authorized by the Union or its officers, provided such messages and information;

(a)  have been reduced to writing; or,

(b) if not reduced to writing, are of a routine nature and do not involve work stoppages, slow-downs, refusal to handle goods, or any other interference with the Employer's business.

Job steward and alternates have no authority to take strike action or any other action interrupting the Employer's business, except as authorized by official action of the Union. The Employer recognizes these limitations upon the authority of a job steward and his alternates, and shall not hold the Union liable for any unauthorized acts. The Employer in so recognizing such limitations shall have the authority to impose proper discipline including discharge, in the event the shop steward has taken unauthorized strike action, slow down or work stoppage in violation of this Agreement.

Stewards shall be permitted reasonable time to investigate, present and process grievances on the Company property without loss of time or pay during his regular working hours; and where mutually agreed to by the Union or Employer, off the property or other than during his regular schedule without loss of time or pay. Such time spent in handling grievances during the Steward's regular working hours shall be considered working hours in computing daily and/or weekly overtime if within the regular schedule of the Steward.

When requested by the Union, super-seniority, for lay-offs only, will be granted to those Union Representatives who are regularly involved in the processing of grievances and on-the-job contract administration. However, only one (1) steward shall have super-seniority.

                                    ARTICLE 9

                                     ABSENCE

Section 1. Any employee desiring a leave of absence from his employment shall secure written permission from both the Union and the Employer. The maximum leave of absence shall be for ninety (90) days and may be extended for like periods. During the period of absence the employee shall not engage in gainful employment in the same industry in classification covered by this Contract. Failure to comply with this provision shall result in the complete loss of seniority rights for the employee involved. Inability to work because of proven sickness or injury shall not result in the loss of seniority rights. The employee must make suitable arrangements for continuation of Health and Welfare and Pension payments before the leave may be approved by either the Union or the Employer.

Section 2. The Employer agrees to grant necessary and reasonable time off without discrimination or loss of seniority rights and without pay to any employee designated by the Union to attend a labor convention or serve in any capacity on other official Union business, provided forty-eight (48) hours written notice is given to the Employer by the Union, specifying length of time off. The Union agrees that in making its request for time off for Union activities, due consideration shall be given to the number of men affected in order that there shall be no disruption of the Employer's operations due to lack of available employees.


                                   ARTICLE 10

                     LIMITATIONS OF AUTHORITY AND LIABILITY

Section 1. No employee, Union member or other agent of the Union shall be empowered to call or cause any strike, work stoppage or cessation of employment of any kind whatsoever without the expressed approval of the Executive Board of the union through its Secretary-Treasurer. The Union shall not be liable for any such activities unless expressly so authorized.

Section 2. Any individual employee or group of employees, who willfully violate or disregard the arbitration and grievance procedure set forth in Article 7 of this Agreement, may be summarily discharged by the Employer without liability on the part of the Employer or the union.

                                   ARTICLE 11

                              PROTECTION OF RIGHTS

Section 1. PICKET LINE: It shall not be a violation of this Agreement, and it shall not be cause for discharge or disciplinary action in the event an employee refuses to enter upon any property involved in a primary labor dispute or refuses to go through or work behind any primary picket line, including the primary picket line of unions party to the Agreement.

Section 2.  STRUCK GOODS:   It shall not be a violation of this Agreement, and
it shall not be a cause for discharge or disciplinary action if any employee refuses to perform any new business which his Employer undertakes to perform as an ally of an Employer or person whose employees are on strike, and which service, but for such strikes, would be performed by the employees of the Employer or person on strike.

Section 3. Subject to Article 3 hereof (Subcontracting), the Employer agrees that it will not cease or refrain from handling, using, transporting, or otherwise dealing in any of the products of any other employer or cease doing business with any other person, or fail in any obligation imposed by the Motor Carriers Act or other applicable law as a result of individual employees exercising their rights under this Agreement or under law, but the Employer shall, notwithstanding any other provision in this Agreement, when necessary, continue doing such business by other employees.

Section 4. GRIEVANCE: Within five (5) working days of filing of a grievance claiming violation of this Article, the parties to this Agreement shall proceed to the final step of the grievance procedure without taking any intermediate steps, any other provision of this agreement to the contrary notwithstanding.



                                   ARTICLE 12

                            MAINTENANCE OF STANDARDS


The Employer agrees that all conditions of employment in his individual operation relating to wages, hours of work, overtime differentials and general working conditions shall be maintained at not less than the highest minimum standards in effect at the time of the signing of this Agreement, and the conditions of employment shall be improved wherever specific provision for improvement are made elsewhere in this Agreement. It is agreed that the provisions of this section shall not apply to inadvertent or bona fide errors made by the Employer or the union in applying the terms and conditions of this Agreement if such error is corrected within ninety (90) days from the date or error.

This provision does not give the employer the right to impose or continue wages, hours and working conditions less than those contained in this Agreement.

                                   ARTICLE 13

                              INSPECTION PRIVILEGES

Authorized agents of the Union shall have access to the Employer's establishment during working hours for the purpose of adjusting disputes, investigating working conditions, collection of dues, and ascertaining that the Agreement is being adhered to, provided however, that there is no interruption of the firm's working schedule. The representative of the Union shall make his presence known at the main office.

                                   ARTICLE 14
                            POSTING - BULLETIN BOARDS

Section 1. POSTING OF AGREEMENT: A Copy of this Agreement shall be posted in a conspicuous place at the Employer's place of business.


Section 2.  UNION BULLETIN BOARDS:    The Employer agrees to provide suitable
space for the Union bulletin board. Postings by the Union on such boards is to be confined to official business of the Union.

                                   ARTICLE 15

                         HEALTH AND WELFARE AND PENSION

Section 1. The Company and the Union have agreed to a program of benefits for employees in the bargaining unit represented by the Union and covered by this Agreement.

Section 2. The Employer agrees to maintain employee Life Insurance and Sickness and Accident benefits and health and dental coverage in accordance with the following:

(a)  Life Insurance and AD & D:
         Effective November 4, 1995 - $20,500
         Effective November 3, 1997 - $21,500

An employee can purchase an additional amount of life insurance with additional AD&D equal to the amount of copaid insurance. The cost will be $0.19 per month per thousand dollars insurance.

(b)  Sickness and Accident (26 week maximum)

         Effective November 4, 1995 - $170.00 weekly
         Effective November 3, 1997 - $180.00 weekly

     (First day of hospitalization for accident, eighth day for sickness.)

     (c) Comprehensive Health Program - The Employee shall have four (4) plan options to choose from. See Schedule A and B for an outline of applicable coverage. The costs shown in Appendix A shall remain fixed for the term of this Agreement.

          Medical life-time maximum Coverage is $1,000,000, with a $2,000 annual restoration benefit.

Each employee shall be provided a listing of the schedule of benefits under the four (4) available health plan options.

Section 3. Employees with twenty-five (25) years of service and age sixty (60) can purchase Company medical coverage at the cost in effect at time of retirement.

Section 4. The Employer agrees to pay into the Central States Southeast and Southwest Areas Pension fund for each employee covered by the collective bargaining Agreement, who is on the regular seniority list, a contribution of:

$36.00 per week - Effective November 4, 1995
$40.00 per week - Effective November 3, 1996
$44.00 per week - Effective November 2, 1997

All payments into the Central States Southeast and Southwest Areas Pension Fund must be made within fifteen (15) days from the end of each calendar month and made payable to Central States Account #7000, and mailed to Harris Bank, P.O. Box 71147, Chicago, Illinois 60694-1147.

Contributions to the Pension Fund must be made for each week on each regular employee, even though such employee may work only part time under the provision of this Contract, including paid vacations and weeks where work is performed for the Employer, but not under provisions of this Contract and although contributions may be made for those weeks into some other Pension Fund.

Employees who work either temporarily or in cases of emergency under the terms of this Contract shall not be covered by the provisions of this Article.

If an employee is absent because of illness or off-the-job injury or lay-off and notifies the Employer of such absence, the Employer shall continue to make the required contributions to the Health and Welfare Fund and Pension Fund for a period of four (4) weeks. If an employee is injured on the job, the Employer shall continue to pay the required contributions until such employee returns to work; however, such contributions shall not be paid for a period of more than twelve (12) months.

If an employee is granted a leave of absence, the Employer shall collect from said employee, prior to the leave of absence being effective, sufficient monies to pay the required contributions into the Health and Welfare and Pension Fund during the period of absence.

In those instances where the Employer is involved in an "owner-operators" arrangement, there shall be no deduction from equipment rental of owner operators by virtue of the contributions made to the Health and Welfare and the Pension Fund, regardless of whether the equipment rental is at the minimum rate or more and regardless of the manner of computation of owner-driver compensation.

Notwithstanding anything herein contained, it is agreed that in the event an Employer is delinquent at the end of a monthly period in the payment of his contribution to the Health and Welfare and/or Pension Funds, in accordance with the rules and regulations of the Trustees of such funds and after the proper official of the Local Union shall have given seventy-two (72) hours notice to the Employer of such delinquency in the Health and Welfare and Pension Fund payments, the union shall have the right to take such action as it deems necessary until such delinquent payments are made, and it is further agreed that in the event such action is taken, the Employer shall be responsible to the employees for losses resulting therefrom. Action for delinquent contributions may be instituted by either the Local Union, the Area Conference or the Trustees. Employers who are delinquent must also pay all attorneys' fees and cost of collections.

                                   ARTICLE 16

                                  PAID FOR TIME

All employees covered by this Agreement shall be paid for all time spent in the service of the Employer. Rates of pay provided for by this Agreement shall be minimums. Time shall be computed from the time that the employee is ordered to report for work and registers in until the time he is effectively released from duty. All time lost due to delays as a result of overloads or certificate violations involving federal, state or city regulations, which occur through no fault of the driver, shall be paid. Such payment for driver's time when not driving shall be at the hourly rate.

If not put to work, employees shall be guaranteed four (4) hours pay at the rate specified in this Agreement.

                                   ARTICLE 17

                                   PAY PERIOD

Section 1.   PAY DAY:   All regular employees covered by this Agreement shall be
paid in full each week. All other employees shall be paid at the end of their working period. Not more than seven (7) days shall be held from a regular employee. The Union and Employer may by mutual agreement provide for semi-monthly pay periods. Each employee shall be provided with an itemized statement of gross earnings and an itemized statement of all deductions made for any purpose. The Company agrees that if the paychecks are available they will be given out at lunch time on Thursday except for drivers who are not on the premises.

Section 2. VACATION PAY: If an employee's paid vacation period accrues or is payable during a period in which he is otherwise entitled to unemployment compensation, the employee's right to and payment for such vacation shall be deferred until after termination of the unemployment benefit period. The Employer waives the privilege of allocating vacation pay to past, present, or future weeks of unemployment.

                                   ARTICLE 18

                              STRIKES AND LOCKOUTS

Section 1. The Company agrees that during the term of this Agreement it will not engage in any lockout of its employees in whole or in part.

Section 2. During the term of this Agreement the employees covered hereby shall not engage in any strikes, sit-downs, restriction of production, picketing, or any other action which will interrupt or interfere with the operations of the Company. The Union agrees that during the term of the Agreement neither it or its officers or agents will engage in, encourage or sanction any strike, sitdown, restriction of production, picketing or any other action which will interrupt or interfere with the operations of the Company. In the event of any violation of this Article, the Union agrees that, upon notification by the Company of it, it will take immediate affirmative steps with the employees concerned to bring about an immediate resumption of the normal operations of the Company. The union shall not be liable for damage resulting from the foregoing provided it makes an effort to instruct its members to cease such activities.

Section 3. Neither the violation of any provision of this Agreement nor the commission of any act constituting an unfair labor practice shall excuse the Company, the Union or the employees from their obligations under the provisions of this Article.

Section 4. It is further agreed that in the event of any violations of this Article, the Company may discharge or otherwise discipline any employee (whether individually or in a group) who has violated this Article. In such event an employee, who has been discharged or otherwise disciplined, may file a grievance under the grievance provision of this Agreement.

                                   ARTICLE 19

                                 LOSS OR DAMAGE

Employees shall not be charged for loss or damage unless clear proof of negligence is shown. This Article is not to be construed as applying to charging employees for damage to equipment under any circumstances.

                                   ARTICLE 20

                                    UNIFORMS

It is understood and agreed that all employees assigned to the driver job classification will be required to wear a designated uniform during working hours. Uniforms furnished by the employer shall be worn as a condition of continued employment. Standards for the uniform will be set by the Employer.

The initial issue of uniforms for the individual drivers will consist of:

* 6 pairs of trousers
* 3 short sleeve shirts* 3 long sleeve shirts
* 1 winter jacket either waist or three-quarter (3/4) length dependent upon the employee's choice.

Following the initial issue, the Company will determine when individual items no longer meet standards, and the item will be replaced.

Employee is responsible for washing or dry cleaning said uniforms.



                                   ARTICLE 21

                EQUIPMENT, ACCIDENTS AND REPORTS, DANGEROUS WORK

Section 1. UNSAFE EQUIPMENT: The Employer shall not require employees to take out on the streets or highways any vehicle that is not in safe operating condition or equipped with the safety appliances prescribed by law. It shall not be a violation of this Agreement where employees refuse to operate such equipment unless such refusal is unjustified.

Section 2. DANGEROUS WORK: Under no circumstances will an emloyee be required or assigned to engage in any activity involving dangerous conditions of work or danger to person or property or in violation of any applicable statute or court order, or governmental regulation relating to safety of person or equipment.

Section 3.  ACCIDENT REPORT:   Any employee involved in any accident shall
immediately report said accident and any physical injury sustained. When required by his Employer, the employee, before starting his next shift shall make out an accident report in writing on forms furnished by the Employer and shall turn in all available names and addresses of witnesses to any accidents.

Failure to comply with this provision shall subject such employee to disciplinary action by the Employer.

Section 4. DEFECTIVE EQUIPMENT: Employees shall immediately, or at the end of their shift, report all defects of equipment. Such reports shall be made on a suitable form furnished by the Employer and shall be made in multiple copies, one (1) copy to be retained by the employee. The Employer shall not ask or require any employee to take out equipment that has been reported by any other employee as being in an unsafe operating condition until same has been approved as being safe by the mechanical department.

When the occasion arises where an employee gives a written report on forms issued by the Employer of a vehicle being in unsafe working-operating condition, and receives no consideration from the Employer, he shall take the matter up with the officers of the Union who will take the matter up with the Employer.

Section 5. NEW EQUIPMENT: Where new types of equipment and/or operations for which rates of pay are not established by this Agreement are put into use within operations covered by this Contract, rates governing such operations and/or equipment shall be subject to negotiations between the parties. Rates agreed upon or awarded shall be effective as of the date equipment is put into use. However, in the event the Company and the Union are unable to agree on a new rate the matter will be referred directly to arbitration in accordance with the arbitration provisions of Article 7.

Section 6. HEATERS: The Employer shall install heaters, defrosters and windshield washers on all trucks and tractors and keep same in an operating condition.

Section 7.     The Employer shall maintain at all times up-dated first-aid kits.

                                   ARTICLE 22

                              WORKER'S COMPENSATION

The Employer shall provide Worker's Compensation protection for all employees even though not required by state law.

The Employer also agrees to the following:

*Furnish transportation for emergency first aid treatment.

*Employee shall be paid the balance of his/her shift up to eight (8) hours for the day of the accident if the doctor certifies that the employee is unable to return to work and the injury is reported to management.

*Examination and treatment shall be paid by the Employer.

*Employee shall not lose pay for the time away from the Distribution Center for the day of injury (excluding overtime) provided he is certified to return to work and returns promptly upon leaving the doctor's office. If the employee is unable to return to work because of the time of day of his release, he shall still be eligible for such pay.

*Employer to pay for time lost in follow-up appointments for treatment of work related injuries provided an employee tries to schedule the appointment outside normal working hours but cannot do so.

The foregoing notwithstanding, the Employer agrees to abide by the provisions of Worker's Compensation legislation as set forth in the statutes in the State of Michigan.





                                   ARTICLE 23

                                MILITARY SERVICE

Employees enlisting or entering the military or naval service of the United States, pursuant to the provisions of the Selective
Service Act of 1948, shall be granted all rights and privileges provided by the Act.

                                   ARTICLE 24

                         SEPARABILITY AND SAVINGS CLAUSE

If any article or section of this Contract or any riders thereto should be held invalid by operation of law or by any tribunal of competent jurisdiction, or if compliance with or enforcement of any article or section should be restrained by such tribunal pending a final determination as to its validity, the remainder of this Contract and any Rider thereto, or the application of such article or section to persons or circumstances other than those as to which it has been held invalid or as to which compliance with or enforcement of has been restrained, shall not be affected thereby.

In the event that any article or section is held invalid or enforcement of or compliance with which has been restrained, as above set forth, the parties affected thereby shall enter into immediate collective bargaining negotiations upon the request of the Union for the purpose of arriving at a mutually satisfactory legal replacement for such article or section during the period of invalidity or restraint. If the parties do not agree on a mutually satisfactory legal replacement within sixty (60) days after beginning of the period of invalidity or restraint, either party shall be permitted all legal or economic recourse in support of its demands notwithstanding any provision in this Contract to the contrary.

                                   ARTICLE 25
                            SEPARATION OF EMPLOYMENT

The Company agrees to abide by State of Michigan statutes as it relates to pay for separating or terminating employees.

                                   ARTICLE 25

                               SANITARY CONDITIONS

The Employer agrees to maintain a clean sanitary washroom and lunch room and the employees agree to cooperate in keeping these areas neat.

                                   ARTICLE 27

                      EXAMINATIONS AND IDENTIFICATION FEES

Section 1. Physical, mental or other examinations required by a government body or the Employer shall be promptly complied with by all employees, provided however, the Employer shall pay for all such examinations. The Employer shall not pay for any time spent in the case of applicants for jobs and shall be responsible to other employees only for time spent at the place of examination or examinations where the time spent by the employee exceeds two (2) hours, and in that case, only for those hours in excess of said two (2). Examinations are not to exceed one (1) in any one (1) year unless the employee has suffered serious injury or illness during the year. Employees will not be required to take examinations during their working hours.

The Employer reserves the right to select its own medical examiner or physician and the Union may, if it believes an injustice has been done an employee, have said employee reexamined at the Union's expense.

All reasonable time spent for the purpose of Company directed drug testing shall be paid for by the Company.

Section 2. Should the Employer find it necessary to require employees to carry or record full personal identification, such requirements shall be complied with by the employees. The cost of such personal identification shall be borne by the Employer.

Section 3. The Company shall pay the full cost of commercial driver's license for all fulltime drivers including any required endorsements.

                                   ARTICLE 28

                                   MEAL PERIOD

Employees shall, except by mutual agreement, take at least one (1) continuous period for meals but not less than thirty (30) minutes nor more than one (1) hour in any one (1) day. No employee shall be compelled to take more than one
(1) continuous hour during such period nor compelled to take any part of such continuous hour before he has been on duty four (4) hours or after he has been on duty six (6) hours. Meal period shall not be compulsory at stops where driver is responsible for equipment or cargo, nor shall meal period be compulsory when or where there is not an accessible eating place.

                                   ARTICLE 29

                                    WAGE RATE

A.   CLASSIFICATION      Effective 11/6/95   11/4/96   11/3/97

     Leadman                       $12.00    $12.20    $12.40
     Drivers                       $11.50    $11.70    $11.90
     Warehouse                     $12.50    $11.70    $11.90
     Shops                         $11.50    $11.70    $11.90
     Temporary/Seasonal            $ 7.05    $ 7.05    $ 7.05
     Utility                       $11.90    $12.10    $12.30

B.   REGULAR EMPLOYEE HIRING SCALE:

     (1)  First twelve (12) month period worked - $ 8.89
     (2)  Second twelve (12) month period worked - $ 9.37
     (3)  Third twelve (12) month period worked - $10.34
     (4) After three (3) years of work, employees are paid in accordance with Paragraph A above.

C. Shift differential, where applicable will be thirty cents ($0.30) for all hours worked on regular shifts with starting time after 12:00 noon.

D. LEADMAN: It is recognized that the Company may at its discretion from time to time, assign leadmen in the various departments in the plant. A leadman's function will be to perform his assigned production work, to assist supervision in job assignments or in training of employees. No employee shall be forced to act in the capacity of leadman against his will.

E. It is understood that the Company may assign a utility person because of the unique requirements of meeting and dealing with the Company's customers and presenting the Company's image to the public.

F.   GAINSHARING:   During the first (1st) year of the Contract, a gainsharing program has been agreed upon which focuses on reduction in damage expense and improvements in safety performance. Programs will also be in place during the second and third years of the Contract. The second and third year programs will be tied in part to safety performance and in part to specific operating goals that will be determined by the Company in advance of each period.

Payouts earned under these programs will be in a lump sum on an annual basis following the completion of the program year. Payouts for second and third year programs are guaranteed at no less than $125.00 in each year.

                                   ARTICLE 30

                                      HOURS

Section 1. The regular work week for day shift employees shall commence Monday A.M. and end on Friday P.M. and for second shift employees shall commence Monday P.M. and end Saturday A.M. The regular work week for the night shift shall commence on Sunday P.M. and end Friday A.M.

Section 2.     All employees covered by the Agreement shall  guaranteed forty
(40) hours work or pay, Monday through Friday, except when weather conditions, material shortages or other conditions beyond the control of the Company made it impossible for the Company to provide forty (40) hours of work during any week.

Section 3.      There shall be no split shifts.

Section 4. The Company will post by Friday noon of the prior week the regular weekly scheduled starting times.

                                   ARTICLE 31

                                   CALL IN PAY

Section 1. Any employee called in to work and put to work any day Monday through Friday shall be guaranteed six (6) hours pay at the rate specified in this Agreement.

Section 2. Any employee called in to work and not put to work any day Monday through Friday shall be guaranteed four (4) hours pay at the rate specified in this Agreement.

Section 3. Any employee called in to work on Saturday and Sunday shall be guaranteed four (4) hours at the rate specified in this Agreement.

                                   ARTICLE 32

                            DAILY AND WEEKLY OVERTIME

SECTION 1. Eight (8) hours shall constitute a day's work and forty (40) hours shall constitute a week's work. Time and one-half (1 1/2) shall be paid for all overtime in excess of eight (8) hours per day or forty (40) hours per week, whichever is the greater, but not both. There shall be no pyramiding.

SECTION 2. When overtime is required, it shall be offered initially to employees within the department on the basis of their seniority. If required overtime is not accepted on a voluntary basis within the department, the junior employees within that department will be required to accept reasonable overtime.

An employee who is temporarily transferred to a department shall be eligible for daily overtime within that department provided he has worked in the department for the entire work day and will be eligible for weekend overtime provided he has worked in that department for the full workweek. An employee eligible for overtime in a department to which he is temporarily transferred will not have department eligibility for overtime within his regular department.

If additional overtime is required within the department, it will be offered to employees in other departments on the basis of seniority and their ability to perform the job.

Reasonable overtime is defined as two (2) hours per day on a regularly scheduled basis or not more than twelve (12) hours in any one (1) day. This provision does not apply to truck drivers.

Management will make every effort to advise bargaining unit employees of daily overtime requirements as soon as practical after they become aware of the need for the overtime.

Section 3. When overtime is required and seasonal employees are working within the department in which the overtime is required, it will be offered in accordance with the following:

(a)  Overtime scheduled Monday through Friday

          1st - permanent department employees
          2nd - permanent qualified employees outside the
                department
          3rd - temporary department employees
          4th - permanent employees outside the department (not   qualified)
          5th - other temporary employees outside the department

(b)   Overtime scheduled Saturday and Sunday

     1st - permanent department employees
     2nd - permanent qualified employees outside the department
     3rd - permanent department temporary employees
     4th - permanent employees outside the department (not qualified) 5th - other temporary employees outside the department

(c) Qualified employees with seniority from another department who want to work overtime in departments where temporary employees are assigned, must sign an overtime availability list which will be posted on Monday in overtime is expected. The signing of such posting by a qualified employee shall commit such employee to the working of such overtime is offered.


Section 4. If there are not enough volunteers to complete the assigned over-time work, the least senior employees must perform such overtime work.
Section 5. Company agrees to post Saturday overtime by noon Thursday. Also, whenever possible, the Company will advise the employees of daily overtime by lunch.

                                   ARTICLE 33

                            SATURDAY SUNDAY OVERTIME

Section 1. One and one-half (1 1/2) times the regular hourly rate shall be paid for all work performed on Saturday.

Section 2. Double the regular hourly rate shall be paid for all work performed on Sunday, except for the regularly scheduled night shift whose shift begins on Sunday.

Section 3. Work performed on Saturday, Sunday, or holidays shall not apply against the guarantee, but must be paid in addition to the guarantee.

Section 4.     Holiday pay for not working shall apply against the guarantee.

                                   ARTICLE 34

                                    VACATIONS

Section 1. All employees who have worked for the Company for one (1) year as of January 1 of any calendar year shall receive vacation according to the following schedule:

Years of service as of Jan 1.      Vacation Entitlement

1 to 3 years service               1 week vacation
3 to 8 years service               2 weeks vacation
8 to 15 years service              3 weeks vacation
15 plus years service              4 weeks vacation

When an employee's anniversary date makes him eligible for a higher vacation entitlement he may schedule such incremental entitlement following such anniversary date and prior to the next vacation period.

Section 2. Employees working less than ten (10) months after once completing a year of employment shall have their vacation computed on the basis of one-twelfth (1/12th) for each month during a calendar year in which the employee works at least one-half (1/2) the working days in such month. If an employee works ten (10) months out of a calendar year, employee is to be paid full vacation.

Employees may select a specific vacation period(s) based on their seniority within their department. A vacation selection calendar will be posted on the first (1st) working day of January of the calendar year. Vacation selection will take place between the date of posting and April 1st of that year. The Company will approve and post the final schedule no later than April 15th. Subsequent modifications to the final schedule may be made only with the approval of the Company.


Section 3. One (1) week of vacation may be taken in increments of less than one (1) week (single days) dependent upon approval of immediate supervisor.


Section 4. The Company will pay vacation pay in lieu of time off if requested prior to April 1st and the employee will not be entitled to the time off at a future date.

Section 5. Earned vacation must be taken in the January 1 through December 31 period and may not be carried over into the next vacation period unless agreed to by the Company.


Section 6. AMOUNT OF VACATION PAY: (a) Each week of vacation pay shall be equal to the forty (40) hour weekly guarantee.

For Christmas, New Years, Thanksgiving and Independence Day weeks the employee may either elect to receive an additional days pay at straight time or take off the Friday preceding the vacation or Monday immediately following.

For Good Friday, Memorial Day, and Labor Day, the employee shall be paid an additional day's pay of eight (8) hours at the straight time hourly rate.

Vacation pay shall be paid to the employee before leaving on his vacation.


Section 7. TIME FOR VACATION, LEAVES OF ABSENCE: (a) The employer shall have the right to determine vacation leaves of absence so that such vacation leaves of absence shall not interfere with efficient operation of the Company. At least two (2) employees shall be allowed off for vacation each week in the year, if possible.

(b) Subject to Section (a) above, vacation requests shall be granted according to seniority.

(c) Any employee who has earned his vacation and is separated from his employment before taking it shall be paid the amount earned at the time of separation.

Section 8. MISCELLANEOUS

(a) Employees will receive a copy of their vacation requests when approved by their supervisor.

(b) A single calendar will be used for scheduling vacation and it will be posted under glass in a locked bulletin board.

(c) If an employee transfers to another department, he must re-submit his vacation request to his new supervisor.

                                   ARTICLE 35

                                    HOLIDAYS

Section 1.     Employees shall not be required to work and shall be paid eight
(8) hours at the straight time hourly rate for the following ten (10) holidays:
New Year's Day, Good Friday, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, Day following Thanksgiving, Christmas Day and the day before Christmas and New Year's Eve.

Section 2. Employees called to work on any of the above listed holidays shall be paid a minimum of eight (8) hours pay at two (2) times the regular rate in addition to the eight (8) hours pay referred to above. This section does not apply to night shift employees whose regularly scheduled shift begins on the holiday.

Section 3. In order to qualify for eight (8) hours of straight time pay for a holiday not worked, it is provided that employees must work the regular scheduled work day which immediately precedes and follows the holiday, except in cases of proven illness or unless the absence is mutually agreed to.

Section 4. Employees who are serving their sixty (60) days probationary period are not entitled to holiday pay for holidays falling within the probationary period.

Section 5. When a holiday falls on Sunday, it shall be celebrated on the following Monday.

                                   ARTICLE 36

                               GENERAL PROVISIONS

Section 1. JOB OPENINGS: When a permanent vacancy occurs in a department, any employee having made previous application for transfer, will be given consideration for such vacancy on the basis of his plant seniority and ability. When an employee desires to transfer from one (1) job classification to another he must complete a request for transfer form. When an employee accepts a transfer to another job classification all other transfer requests become invalid for not less than one (1) year duration.

(a) Employees who are permanently transferred into any department shall after such transfer have their seniority apply only in that department. If it later develops that an employee is unable to utilize his abilities to the best advantage in the department to which he has been transferred, he shall within fifteen (15) work days be allowed to return or be returned to the department from which he was transferred. Such employee may not request another transfer for a period of one (1) year.

Section 2. LODGING: All employees out-of-town on Company business shall be reimbursed for two (2) meals and lodging when receipts are submitted. Such reimbursement shall be up to a maximum of forty-eight dollars ($48.00) for each overnight trip, increased to fifty dollars ($50.00) November 4, 1997. A Chicago trip shall be fifty-six dollars ($56.00) plus tolls increased to fifty-eight dollars ($58.00) plus tolls effective November 4, 1997.

In case of a breakdown of equipment or other emergencies necessitating a longer period of hours of service other than the ordinary layover, the driver shall be paid his hourly wage rate as provided for in this Agreement. A fifty dollar ($50.00) cash advance is available if requested.

Section 3.     JOB CLASSIFICATIONS:     (a) Any employee transferred from a
lower classification to a higher classification, shall receive the rate of pay established for the higher classification for all hours worked.

(b) Any employee transferred temporarily from a higher classification to a lower classification shall retain his higher rate of pay during the temporary period.

Section 4.     SEASONAL EMPLOYEES

(a) The Employer may use seasonal help from May 15th through October 31st. Seasonal help shall not be covered by the Health and Welfare or the Pension.

(b)  Seasonal help shall be laid off before any regular employees are laid off.

(c)  Seasonal help shall be required to join the Union.

(d) Seasonal help shall be given preference for recall the next season before new employees are hired, provided they notify the Company of their desire to return in advance of the season, and they must provide the Company with a current address and telephone number.

(e) If a seasonal employee requests full time employment and the Company agrees, said employee's seniority date will be the employee's last date of hire and his rate of pay will fall in the respective wage scale time frame.

(f) When a seasonal employee is retained or called back by December 1st, he will have the time worked for the summer of that calendar year count towards probation time, wage progression time, and seniority. His seniority date will be his most recent date of hire as a seasonal employee.

Section 5.     TEMPORARY PART-TIME EMPLOYEES:

During the period from November 1st to May 14th of any Contract year, the Company may have up to four (4) temporary/part-time employees on the payroll, two (2) of whom shall be without restrictions and two (2) of whom must be replacements for seniority employees not available for work. Such temporary employees:

- will not be eligible for benefits provided under the Agreement including holidays and vacation, nor will they have any rights or protection under Article 6.

- will be laid off before regular employees are laid off.

- will be required to join the Union after thirty-one (31) days.

- will be provided the opportunity to fill available fulltime positions provided they are qualified and have been a temporary or seasonal employee for one (1) year or more.

- will be given a seniority date coincident with their new date of regular employment if offered.

- will have their original hire date serve as date of hire for purposes of vacation entitlement and placement in the wage progression.

If the number of full-time regular employees falls below sixty-eight (68), the Company will fill such positions from the available temporary employees on the payroll. This in no way is a guarantee that the Company will maintain any fixed level of permanent full-time employment.

Notwithstanding the other provisions of this Section, the parties acknowledge that there may be a need to add temporary employees to meet short term production or shipping requirements. If such a situation develops, the Company and the Union will meet promptly for the purpose of agreeing on an arrangement to add such temporary employees.


Section 6. On local deliveries the Company agrees to furnish a helper on the truck when the driver asks for one, providing the demand is reasonable.


Section 7. If an employee, who because of old age or physical disability, is unable to accomplish a day's work, the Employer and the Union will have the right to adjust hours and wages of that employee.

Section 8. Any driver accepting an opening will be required to stay on that run until the regular driver returns.

Section 9. Daily runs shall be offered to available drivers by seniority. If not accept, the relief or lowest seniority driver will be assigned the run and must accept.

Section 10. The company reserves the right to assign runs to drivers with less than a full week to complete a five (5) day run schedule by seniority.

Section 11. Drivers called to work shall be allowed sufficient time without pay to get to the garage or terminal, and shall draw pay from the time ordered to report and register in.

Section 12.    ROAD DRIVER ASSIGNMENTS: If any full time driver who has a five
(5) day run schedule (full week) goes on vacation or is off for a full week for any reason, his run shall be open to any driver who has less than a five (5) day run by seniority.

Section 13. Drivers with full five (5) day runs shall not be eligible to bid on these temporary openings.

Section 14. SAFETY SHOES: Upon presentation of a printed receipt from a recognized dealer, the Company will reimburse an employee up to a total of one hundred fifty dollars ($150.00) during the life of the Agreement for steel-toed safety shoes. Employees are required to wear steel-toed safety shoes during working hours.

                                   ARTICLE 37

                                  FUNERAL LEAVE

Employees who have completed their probationary period will be paid for a maximum of up to three (3) consecutive scheduled working days, commencing with the day of death and ending with the day of the funeral, to compensate for scheduled time lost to attend a funeral due to death in the employee's immediate family.

The immediate family shall be limited to the employee's spouse, sons and daughters, mother and father, sister and brother, sister-in-law and brother-in-law, and mother-in-law and father-in-law. The pay shall be for eight (8) hours
at straight time.  One (1)    day will be paid for grandparents if the employee
attends the funeral. Employee must attend funeral and will receive a minimum of two (2) days of pay for the employee's immediate family.

                                   ARTICLE 38

                                     BREAKS

All employees shall be given a fifteen (15) minute break in the A.M. and a ten
(10) minute break in the P.M. without loss of pay.  If employees work beyond ten
(10) hours, they shall be given a ten (10) minute break.

                                   ARTICLE 39

                                MANAGEMENT RIGHTS

The Company retains the right to direct its operations, to determine the number and location of its plant or plants, the products to be manufactured, the methods, processes and means of manufacturing, the sources of materials and supplies, and the disposition of products, and also, subject to the provisions of this Contract, the right to discipline or discharge any employee for just cause and to transfer and lay-off employees for lack of work or for other legitimate reasons. The foregoing includes the right to subcontract, in accordance with Article 3. For the purpose of preserving work and job opportunities for the employees covered by this Agreement, the employer agrees that no work assigned to the collective bargaining unit will be assigned to any non-unit employee. Neither the Union nor any of its members shall assume authority to act in any managerial capacity.

                                   ARTICLE 40

                               NON-DISCRIMINATION

The Company and the Union separately and jointly agree that all terms and conditions of this Agreement will be applied equally to all employees regardless of age, race, creed, color, sex, national origin, handicaps, or veteran's status. Wherein the text of this Agreement, words of masculine gender are used, they shall be interpreted to denote either masculine or female gender.

                                   ARTICLE 41

                             WHOLE AGREEMENT CLAUSE

Section 1. The parties acknowledge that during the negotiations, each had the unlimited right to make demands with respect to any subject, and that the understandings and agreements are set forth in this Agreement. Therefore, the Company and the Union for the life of the Agreement, each waives the right and each agrees that the other shall not be obligated to bargain collectively with respect to any subject or matter referred to, or covered in this Agreement, even though such subject or matter may not have been within the knowledge or contemplation of either or both of the parties at the time they negotiated or signed this Agreement. This does not preclude the parties from mutually agreeing to supplement or modify any portion of the Agreement during its term. However, any such supplement or modification which waives or modifies any of the terms of this Agreement must be made and executed in writing between the parties.

Section 2. As stated above, it is agreed that this written Contract reflects the entire Agreement between the parties. Amendments or clarifications of the Agreement mutually agreed upon shall be reduced to writing, attached to, and shall become a part of this Contract.

                                   ARTICLE 42

                                  JURY DUTY PAY

Employees actively employed who have one (1) year or more of seniority and who are required to serve on a jury panel shall (upon presentation to the Company of satisfactory evidence of their being required to serve, their time spent in jury service and the amount of compensation received) be paid the difference between their straight-time hourly rate of pay (based upon eight [8] hours per day) and the amount of compensation received for jury service for a maximum of two (2) weeks during any calendar year.

Employees who are released from jury service before noontime shall be permitted two (2) hours in which to return to work; employees who are released from jury service after noontime, shall be excused from work all that day.

                                   ARTICLE 43

TERMINATION OF AGREEMENT

Section 1. This Agreement shall be in full force and effect from November 4, 1995, to and including November 6, 1998 and shall continue in full force and effect from year to year thereafter unless written notice of desire to cancel or terminate the Agreement is served by either party upon the other at least sixty
(60) days prior to date of expiration.

Section 2. It is further provided that where no such can-cellation or termination notice is served and the parties desire to continue said Agreement but also desire to negotiate changes or revisions in this Agreement, either party may serve upon the other a notice, at least sixty (60) days prior to November 6, of any subsequent Contract year, advising that such party desires to continue this Agreement but also desires to revise or change terms or conditions of such Agreement. The respective parties shall be permitted all lawful economic recourse to support their request for revisions if the parties fail to agree thereon.

Section 3. In the event of an inadvertent failure by either party to give notice as set forth in this Article, such party may give such notice at any time prior to the termination or automatic renewal date of this Agreement. If a notice is given in accordance with the provisions of this section, the expiration date of this Agreement shall be the sixty-first (61st) day following such notice.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

FOR THE COMPANY               FOR THE UNION
Morgan Distribution           Teamsters Local Union No. 486
a Division of Morgan          affiliated with the International
Products, LTD.                Brotherhood of Teamsters

BY   Dennis C. Hood           BY   David Robinson
                                   Secretary-Treasurer

DATE 2/23/96                  DATE 12/22/95

BY   C. J. Williams Jr.       BY   Jim Ayers
                                   Business Agent
DATE 1/4/96                   DATE 12/21/95

                                  SCHEDULE "A"

The plan provides benefits for you and each eligible dependent during the life of the Agreement and in accordance with the individual Health Plan option selected. The following constitutes a summary of the available options.



                   HOURLY DISTRIBUTION EMPLOYEES - SAGINAW IBT
                         SUMMARY OF HEALTH PLAN OPTIONS

BENEFIT            OPTION 1    OPTION 2    OPTION 3    OPTION 4
Inpatient          80% after   80% after   *80% after  80% after
Hospital           deductible  deductible  deductible  deductible

X-ray & Lab        80% after   80% after   *80% after  80% after
                   deductible  deductible  deductible  deductible

Outpatient Surgery 80% after   80% after   *100% after 100% after
Home Health Care,  deductible  deductible  deductible  deductible
Hospice, Pre-Admis-
sion Testing, Pap
Smear, Birthing
Center

Physician Charges  80% after   80% after   80% after   80% after
                   deductible  deductible  deductible  deductible

Chiropractor       80% after   80% after   80% after   80% after
                   deductible deductible deductible deductible max. $500/ max. $500/
                   calendar yr calendar yr.

Mental/Nervous     Combined    Combined    Inpatient   Inpatient
Alcoholism & Drug  Inpatient & Inpatient &
Abuse Treatment    Outpatient: Outpatient:
                   80% after   80% after   80% after   80% after
                   deductible  deductible  deductible  deductible
                   max. $7,000 max. $7,000
                   calendar yr calendar yr
                   $20,000     $20,000
                   lifetime    lifetime

                   2 inpatient 2 inpatient 50% to      50% to
                   treatments/ treatments/ $1,000/     $1,000/
                   lifetime    lifetime    calendar yr calendar
                                                       yr

Prescription Drugs 80% after   80% after   *Generic-   Generic-
                   deductible  deductible  100%, no    100%, no
                                           deductible  deductible
                                           Brand-80%   Brand-80%
                                           deductible  deductible
Wellness Benefit:

Routine Physicals  80% after   80% after   Not covered Not
                   deductible, deductible, covered
                   $200/calen- $200/calen-
                   dar year,   dar year,
                   max.        max.

BENEFIT            OPTION 1    OPTION 2    OPTION 3    OPTION 4

Routine Mammograms 80% after   80% after   Not covered Not covered
                   deductible, deductible,
                   1/calendar  1/calendar
                   yr after    yr after
                   age 40      after age 40

Well Baby Care     80% after   80% after   Not covered Not covered
(to age 24 months) deductible  deductible
                   $200/calen- 200/calen-
                   dar yr max  dar yr max

Lifetime Maximum   $1,000,000  $1,000,000  $1,000,000  $1,000,000

Out-Of-Pocket      Individual- Individual- Individual- Individual
                   $1,900      $1,100      $1,000      $1,000
                   Family-     Family-     Family-     Family-
                   $3,800      $2,200      $2,000      $2,000

Annual Deductible  Individual  Individual  individual  Individual
                   $1,000      $200        $100        $100
                   Family-     Family-     Family-     Family-
                   $2,000      $400        $200        $200

Dental Plan        Plan A      Plan A      Plan B      Plan B

Health Care        $1,200      $1,200      $1,200      $1,200
Spending Account   employee    employee    employee    employee
                   account     account     account     account
                   available   available   available   available
                   1/1/96 &    1/1/96 &    1/1/96 &    1/1/96 &
                   beginning   beginning   beginning   beginning
                   of subse-   of subse-   of subse-   of subse-
                   quent cal-  quent cal-  quent cal-  quent
                    endar yr.  endar yr.   endar yr.   calendar
                                                       yr.

Dependent Care     Available   Available   Not avail-  Not Avail-
Spending Account                           Available   Available

*Under Option 3, the first $2,500 of Generic RX, inpatient physician visits, and (*) expenses are paid at 100% with no deductible.





Cost/week  11/6/95 single $0   single $0   Single-     Single-
                   Family $0   Family $0   $6.40       $4.10
                                           Family-     Family-
                                           $16.12      $10.20
           11/4/96 Single $0   Single      Single      Single-
                               $2.00       $8.50       $6.40
                   Family $0   Family      Family-     Family-
                               $5.00       $21.12      $15.20

           11/3/97 Single $0   Single      Single      Single-
                               $3.00       $9.50       $7.10
                   Family $0   Family      Family      Family
                               $7.50       $23.62      $17.70

           Annual Employee
           Rebate-$300











                                  SCHEDULE "B"

                              MORGAN PRODUCTS LTD.

                             SUMMARY OF DENTAL PLANS

BENEFIT                                    PLAN A      PLAN B

Class I - Preventive services:

Oral Examinations, X-rays, cleaning,       100%        100%
Fluoride, Space Maintainers

Sealants (Dependent Children               100%        None
to age 19)

Class 2 - Basic Services:

Emergency Treatment, Endodontics,          80%         80%
Periodontics, Oral Surgery, Local
Anesthesia, Extractions, Restorative
Treatment: Amalgam, Silicate & Acrylic
Fillings & Stainless Steel Crowns

Class 3 - Major Services:

Gold Foil Fillings, Inlays & Onlays,       50%         50%
Crowns

Class 4 - Prosthodontics Services:

Removable or Fixed Bridgework; Partial or  50%         50%
Complete Dentures

Class 5 - Orthodontic Services:

Teeth Straightening Procedures (Dependent  50%         50%
Children to age 19)

Deductible (applies to Classes             Individual  Individual
2, 3 & 4 service only)                     $35         $35
                                           Family      Family
                                           $70         $70

Annual Non-Orthodontic Maximum             $1,000      $1,000

Lifetime Orthodontic Maximum               $1,000      $ 500


                                  SCHEDULE "C"

                           MEMORANDUM OF UNDERSTANDING


It is hereby understood and agreed, all truck runs will be placed up for bid whenever a complete set of scheduled weekly runs become available due to a permanent vacancy. Weekly sets of runs will be determined by management, and may be modified for operational efficiency.

The foregoing not withstanding, if a driver elects to voluntarily give up his weekly set of runs, the set of runs will be subject to bid by any driver who has less than a five (5) day set of runs. If there are no bids, the least senior driver will be assigned the run. The driver electing to give up his runs will be assigned the run of the aforementioned least senior driver.











                                    EXHIBIT D

                           MEMORANDUM OF UNDERSTANDING

It is hereby understood and agreed that the Plant Rules and Regulations (Exhibit
E) are a part of the basic Agreement and shall remain in effect during its term.

Further, it is agreed that absences and related offenses shall be handled in a progressive disciplinary manner in accordance with the following:

1st  Offense - Oral Warning
2nd  Offense - Written Warning
3rd  Offense - Three (3) Day Suspension
4th  Offense - Discharge

The foregoing notwithstanding, the provision of Article 5 - Seniority, Section 6
(e) apply.

Employees who believe they have been unjustly disciplined may seek relief through the grievance procedure.







                                   EXHIBIT "E"
                              MORGAN PRODUCTS, LTD.
                          MORGAN DISTRIBUTION DIVISION

                           PLANT RULES AND REGULATIONS

If your plant is to operate smoothly and efficiently, and if it is to be a safe and desirable place to work, it is necessary that the Company adopt certain plant rules and regulations. The purpose of these rules is not to restrict the rights of anyone, but to define them and protect the rights of all, and insure cooperation. The violation of any of the following posted rules will be sufficient grounds for disciplinary action up to and including discharge, depending upon the seriousness of the offense in the judgement of the Employer.

The Company intents to fulfill its obligation to administer these rules fairly and consistently, and it solicits the cooperation of all its employees in making the Birch Run Division a safe, efficient, and pleasant place in which to work.

1. Failure to be at work at starting time or leaving work station prior to the designated quitting time, or without proper relief when required.

2.   Irregular attendance, unexcused absence, or frequent tardiness.

3. Not reporting for duty without notifying his Employer prior to work that he will not report, except in cases where such notification is impossible. Failure to give such notice for a period in excess of three (3) consecutive days shall result in termination.

4.   Smoking and use of matches in clearly marked restricted areas or zones.

5. Wasting time or loitering in rest rooms, lunch room or on any company property during working hours.

6. The use of profane, abusive or threatening language toward fellow employees or supervisory personnel.

7.   Creating or contributing to unsanitary conditions.

8. Failure to properly identify oneself to security guard or supervisor, when requested.

9. The making or publishing of false, vicious or malicious statements concerning any employee, supervisor, the Company or its products.

10. Soliciting or collecting contributions for any purpose whatsoever on Company's premises without permission of the Industrial Relations Department.

11. Fighting, playing practical jokes, gambling or disorderly conduct on the job or on the Employer's property.

12.  Sleeping on the job or on the Employer's property.

13. Leaving the job or department except in an emergency without securing the proper permission.

14.  Insubordination.

15. Threatening, intimidating or interfering with employees or supervision at any time.

16. Refusal to obey instructions of foreman or other supervisors. This includes, among other things, refusal of any employee to satisfactorily perform any task or duty or job within reason assigned to the employee by his or other supervisor or to disobey his foreman or other supervisor's instructions. (Employees are to follow instructions; any complaint may be taken up later through regular channels.)

17.  Failure to carry on the job in a satisfactory manner.

18.  Misconduct.

19. Spoilage of work willfully or through carelessness, deficiency, damaging or destroying the Employer's property such as buildings, equipment, tools, materials or supplies, or injuring others through carelessness or negligence.

20. Theft, vandalism or pilferage of the Employer's property or that of fellow employees or property of contractors doing business on the Employer's premises.

21. Tampering with any other employees time card, or tampering with the employees own time card, or falsification of personnel or other Company records.

22. Possession of, drinking of, or otherwise using liquor or any alcoholic beverage or other form of intoxicants on Company property at any time. Reporting for work while under the influence of intoxicants, or when in an unsafe condition due to the aftereffects of intoxicants.

23. Knowingly restricting production or participating in a work slowdown or stoppage.

24. Possession of weapons, ammunition or explosives on Company premises at any time.

25. The violation of safety, production, or other operation rules and regulations.

26. Using another's pass, or permitting another to use your pass to enter the property.

27. Intimidation or interference with the rights of any employee, or any interference with an employees tools, machine, materials, his work or any other personal property, or that of the Employer being used by an employee.

28.  Dishonesty.

29. Failure to report promptly injury or sickness acquired during the course of employment.

30. Unauthorized distribution of literature, written or printed matter of any description on Company time.

31.  Performing personal work on Company property.

32.  Refusing to work overtime unless excused by the Company.



                                    EXHIBIT F

                                   NIGHT SHIFT

Should the Company decide to establish a night shift production operation, they will staff such a shift by first asking for volunteers who have the necessary qualifications and who are working on the day shift in the same department. If there are insufficient volunteers, the Company will transfer the required number of experienced employees to that shift in inverse order of seniority among the qualified employees within that department.

This will not restrict the Company from hiring seasonal employees to meet its remaining production needs.